Exhibit 10.1

AMENDMENT NO. 1
TO THE

FIRST COMMUNITY CORPORATION

2011 STOCK INCENTIVE PLAN

W I T N E S S E T H:

WHEREAS, First Community Corporation (the “Company”) previously established the First Community Corporation 2011 Stock Incentive Plan (the “Plan”); and

WHEREAS, Section 10 of the Plan permits the Board of Directors of the Company to amend the Plan as set forth herein.

NOW, THEREFORE, the Plan is hereby amended, effective as of April 19, 2016, as follows:

1.                  Section 1 of the Plan is hereby amended by adding the following at subsection (x) and renumbering subsections (x), (y), and (z) of Section 1 of the Plan accordingly as (y), (z) and (aa):

(x) “Restricted Stock Unit” means a right granted pursuant to Section 7 of the Plan and denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in cash, Shares, or a combination of both, based upon the Fair Market Value of a specified number of Shares.

2.                  Section 3(ii) of the Plan is hereby amended by adding the words “or Restricted Stock Units” after the words “Restricted Stock.”

3.                  Section 4 of the Plan is hereby amended by adding the words “and Restricted Stock Units” after the words “Restricted Stock.”

4.                  Section 7 of the Plan is hereby by deleted in its entirety and replaced with the following:

Section 7.      Restricted Stock; Restricted Stock Units.

Awards of Restricted Stock and Restricted Stock Units may be granted either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, awards of Restricted Stock or Restricted Stock Units shall be made; the number of Shares to be awarded with respect to an Award of Restricted Stock or Restricted Stock Units; and the Restricted Period (as defined in Section 7(c) of this Plan) applicable to an Award of Restricted Stock or Restricted Stock Units. Award Agreements with respect to Restricted Stock or Restricted Stock Units shall be in such form as the Administrator may from time to time approve, and the provisions of Awards of Restricted Stock or Restricted Stock Units need not be the same with respect to each Participant. An Award of Restricted Stock or Restricted Stock Units shall be subject to such terms and conditions not inconsistent with the Plan as the Administrator shall impose and shall be evidenced by an Award Agreement.

(a)      Stock Certificates. Subject to Section 7(c) below, with respect to each Participant who is granted an Award of Restricted Stock, the Company shall either (i) issue a stock certificate in respect of such Award of Restricted Stock, which certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award of Restricted Stock; or (ii) enter such Award of Restricted Stock in book entry form (with appropriate restrictions noted with respect thereto), such method to be determined by the Administrator in its sole discretion. The Company may require that any stock certificates evidencing Restricted Stock granted under the Plan be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such Award of Restricted Stock.

(c)      Restrictions and Conditions Applicable to Restricted Stock. An Award of Restricted Stock granted pursuant to this Section 7 shall be subject to the following restrictions and conditions:

(i)      The Purchase Price, if any, of Shares purchasable under an Award of Restricted Stock shall be determined by the Administrator in its sole discretion at the time of grant.

(ii)      Subject to the provisions of the Plan and the Award Agreement governing any such Award of Restricted Stock, during such period as may be set by the Administrator commencing on the date of grant of the Award, the Participant shall not be permitted to sell, transfer, pledge, or assign such Shares of Restricted Stock (such period, the “Restricted Period”); provided, however, that the Administrator may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion. Notwithstanding the preceding provision of this section, the Administrator may not take any action described in this section (i) with respect to an Award that has been granted to a “covered employee” (within the meaning of Treasury Regulation Section 1.162-27(c)(2)) if such Award is intended to meet the exception for performance-based compensation under Section 162(m) of the Code, or (ii) if such action shall cause any Award hereunder which is or becomes subject to Section 409A of the Code to fail to comply with the requirements of Section 409A of the Code. Such restrictions shall be determined by the Administrator in its sole discretion, and the Administrator may provide that such restrictions lapse upon (1) the attainment of one or more performance goals established by the Administrator, (2) the Participant’s continued employment with the Company or any subsidiary, or continued service as a director, consultant or advisor of the Company or any subsidiary, for a specified period of time, (3) the occurrence of any other event or the satisfaction of any other condition specified by the Administrator in its sole discretion, or (4) a combination of any of the foregoing.

(iii)      Subject to paragraph (b) of Section 12 of the Plan and/or unless otherwise provided in an Award Agreement, a Participant awarded Restricted Stock under the Plan generally shall have the rights of a shareholder of the Company with respect to such Restricted Stock during the Restricted Period (including, without limitation, the right to vote the Restricted Stock and to receive dividends thereon). Certificates for unrestricted Shares shall be delivered to the Participant promptly after, and only after, the Restricted Period expires without forfeiture in respect of such Shares of Restricted Stock, except as the Administrator, in its sole discretion, shall otherwise determine.

(d)      Terms and Conditions for Restricted Stock Units. The Committee shall, prior to or at the time of grant, condition the vesting of Restricted Stock Units upon the (A) continued service of the applicable Participant, (B) the attainment of performance goals, or (C) the attainment of performance goals and the continued service of the applicable Participant. In the event that the Committee conditions the grant or vesting of Restricted Stock Units upon the attainment of performance goals or the attainment of performance goals and the continued service of the applicable Participant, the Committee may, prior to or at the time of grant, designate the Restricted Stock Units as a qualified performance-based award. The conditions for grant or vesting and the other provisions of Restricted Stock Units (including without limitation any applicable performance goals) need not be the same with respect to each Participant. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest, or at a later time specified by the Committee in the applicable Agreement. In addition, subject to the provisions of this Plan and the applicable Agreement, during the restriction period, if any, set by the Committee, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.

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(e)      Performance-Based Compensation. For purposes of qualifying grants of Restricted Stock or Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of performance goals. Such performance goals may be based on (1) net income (before or after taxes) of the Company, (2) net income per share of Common Stock, (3) the Company’s return on equity or return on assets, (4) the Company’s net interest margin, (5) changes in levels of loans, assets or deposits, (6) the Company’s market share, or (7) changes in the price of Common Stock (either in absolute terms or relative to an index selected by the Administrator). The performance goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock or Restricted Stock Units which is intended to qualify under Section 162(m) of the Code, the Committee may follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code.

(f)      Administrator’s Discretion to Accelerate Vesting of Awards. The Administrator may, in its discretion and as of a date determined by the Administrator, fully vest any or all Restricted Stock or Restricted Stock Units awarded to a Participant pursuant to an Award and, upon such vesting, all restrictions applicable to such Award shall terminate as of such date. Any action by the Administrator pursuant to this section may vary among individual Participants and may vary among the Awards held by any individual Participant. Notwithstanding the preceding provisions of this section, the Administrator may not take any action described in this section with respect to an Award that has been granted to a “covered employee” (within the meaning of Treasury Regulation § 1.162-27(c)(2)) if such Award is intended to meet the exception for performance-based compensation under Section 162(m) of the Code.

5.                  Section 12(d) of the Plan is hereby amended by adding, in each case, the words “or Restricted Stock Units” after the words “Restricted Stock.”

6.                  This Amendment shall be effective as of the date set forth above. Except as amended hereby, the Plan shall remain in full force and effect.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to the Plan to be executed as of April 19, 2016 in accordance with the authority provided by the Board of Directors.

FIRST COMMUNITY CORPORATION

By:	/s/ Michael C. Crapps
Name:	Michael C. Crapps
Title:	President and Chief Executive Officer

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